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                                                                 EXHIBIT (c)(21)


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                                                                 EXHIBIT (C)(21)


                      FIRST AMENDMENT TO RIGHTS AGREEMENT

        Amendment dated July 15, 1999 ("Amendment") to the Rights Agreement ("Agreement"), dated as of March 1, 1999, between Information Advantage, Inc., a Delaware corporation (the "Company"), and Norwest Bank, National Association, a national banking association (the "Rights Agent").

        Pursuant to Section 25 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

        The Agreement is hereby amended as follows:

        1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

        "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of the Sterling Software, Inc. ("Parent"), its Subsidiaries, Affiliates or Associates, including Sterling Software Acquisition Corp. ("Purchaser"), is, nor shall any of them be deemed to be, an Acquiring Person (as defined in the Agreement) by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Common Shares of the Company as a result of their execution of the Agreement and Plan of Merger dated July 15, 1999 among Parent, Purchaser and the Company (the "Merger Agreement"), or the Stockholder Agreements (as defined in the Merger Agreement), (ii) the announcement of the Offer (as defined in the Merger Agreement), (iii) the consummation of the Offer, (iv) the consummation of the Merger (as defined in the Merger Agreement) or (v) any other transaction contemplated by the Merger Agreement or the Stockholder Agreements, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement or the Stockholder Agreements by any of the parties thereto nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective."

        2. Section 1(a) shall be further amended by inserting the following at the end of Section 1(a):

        "Pursuant to the provisions of Section 1(a) of the Agreement, a majority of Disinterested Directors (as defined in the Agreement) of the Company's Board of Directors has approved, in advance and in writing, the transactions contemplated by the Merger Agreement or the Stockholder Agreements, thereby making them "Company-Approved Transactions" within the meaning of the Agreement."

        3. Section 1(kk) shall be amended by inserting the following at the end of Section 1(kk):

        "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Section 11(a)(ii) Event shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer, the consummation of the Offer, the consummation of the


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  Merger, or any other transaction contemplated by the Merger Agreement or the
  Stockholder Agreements."

  4. Section 1(mm) shall be amended by inserting the following at the end of
  Section 1(ii):

  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements."

  5. Section 3(a) shall be amended by inserting the following at the end of
  Section 3(a):

  "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements."

  6. If for any reason the Merger Agreement is terminated and the Merger is abandoned, then the Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of the Amendment.

  7. This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

  8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

   The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

                                      C-21-2

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Entered into as of the date first written above,

                            INFORMATION ADVANTAGE, INC.


                            By: /s/ Larry J. Ford
                                ------------------------------------------
                                    Larry J. Ford, Chief Executive Officer

                            Attest: /s/ Brian Wenger
                                    --------------------------------------
                                    Secretary

                            NORWEST BANK, National Association,
                                as Rights Agent

                            By: /s/ John Beker
                                -----------------------------------------
                                Authorized Signature

                                     C-21-3